Press Release #201501	FOR IMMEDIATE RELEASE	January 15, 2015

Enertopia Retains Proactive Investors for Market Awareness

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce that it has retained Proactive Investors to assist with investor outreach and general market awareness.

Proactive Investors is a leading multimedia news organization, investor portal and events management company with offices in Toronto, Vancouver, New York, London and Sydney. The company operates financial websites in multiple languages providing breaking news, commentary and analysis on hundreds of listed companies. It also operates One2One investor forums in 12 cities worldwide.

"We are pleased to engage the services of Proactive Investors as we continue to build our business and expand our diverse and balanced shareholder base," said Robert McAllister, President / CEO of Enertopia. "Proactive have an extensive network in 12 financial centres and their expertise will help us reach out to existing and potential shareholders through high-quality news coverage on major financial news portals, making sure the world knows about our aggressive growth strategy."

Proactive Investors will provide editorial coverage of Enertopia news releases, generate feature articles based on interviews with company executives, plus produce video content. News on Enertopia and global financial markets can be accessed at www.proactiveinvestors.com.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Clark Kent at 1.647.519.2646

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation of clean energy projects, oil & gas projects, , competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that Proactive Investors will have any positive impact on Enertopia.

The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release